     As filed with the Securities and Exchange Commission on August 3, 2001

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                       Take-Two Interactive Software, Inc.
             (Exact name of registrant as specified in its charter)


                                                     575 Broadway
                                              New York, New York 10012
        Delaware                                    (212) 334-6633                               51-0350842
(State or other jurisdiction     (Address, including zip code, and telephone number,         (I.R.S. employer
     of incorporation              including area code, of registrant's principal         identification number)
      or organization                           executive offices)



                      Kelly Sumner, Chief Executive Officer
                       Take-Two Interactive Software, Inc.
                                  575 Broadway
                            New York, New York 10012
                                 (212) 334-6633
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              --------------------
                                   Copies to:

                              Robert H. Cohen, Esq.
                      Morrison Cohen Singer & Weinstein LLP
                              750 Lexington Avenue
                            New York, New York 10022
                            Telephone: (212) 735-8680
                           Telecopier: (212) 735-8708

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |_|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         Calculation of Registration Fee


======================= ==================== ==================== ===================== ====================
                                              Proposed Maximum      Proposed Maximum         Amount of
   Title of Shares         Amount to be           Offering         Aggregate Offering    Registration Fee
   to be Registered        Registered(1)      Price Per Share(3)        Price(3)
----------------------- -------------------- -------------------- --------------------- --------------------
Common Stock, $.01         1,300,000 (2)        $18.325              $23,822,500           $5,955.63
par value
----------------------- -------------------- -------------------- --------------------- --------------------

======================= ==================== ==================== ===================== ====================

(1)  Represents shares to be sold by the selling stockholders.

(2) Pursuant to Rule 416 of the Securities Act, there are also being registered such additional shares as may be issued for future stock dividends, stock distributions, stock splits or similar capital readjustments.

(3) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) of the Securities Act, as amended, the registration fee has been calculated based upon the average of the high and low prices as reported by Nasdaq for the registrant's Common Stock on August 2, 2001.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus


                                1,300,000 Shares

                       Take-Two Interactive Software, Inc.


            This Prospectus relates to the resale of up to 1,300,000 shares of common stock by the selling stockholders.


                                  Common Stock

         The selling stockholders may sell these shares from time to time through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at negotiated prices and in certain other ways, as described under "Plan of Distribution" on page 15. We will not receive any of the proceeds from the sale of these shares.

         Our common stock is listed for trading on the Nasdaq National Market under the symbol "TTWO." On August 2, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $18.00.

         Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 4.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement as if we had authorized it. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is correct on any date after their respective dates, even though this prospectus or any prospectus supplement is delivered or securities are sold on a later date.

                     This prospectus is dated August _, 2001

         The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other financial and business information with the SEC. Our SEC filings are available on the SEC's web site at http://www.sec.gov. You also may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about their public reference rooms, including copy charges.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference into this prospectus our Annual Report on Form 10-K for the year ended October 31, 2000, our Annual Report on Form 10-K/A dated February 22, 2001, our Quarterly Reports for the three months ended January 31,2001 and April 30, 2001, our Proxy Statement dated June 21, 2001, our Quarterly Report on Form 10-Q/A dated July 18, 2001 and the description of our Common Stock which is contained in our Registration Statement on Form 8-A, each of which we already have filed with the SEC. We also incorporate by reference into this prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act until all of the shares of common stock covered by this Prospectus are sold.

    You may request a copy of these filings at no cost, by writing or calling us at the following address:

                       Take-Two Interactive Software, Inc.
                                  575 Broadway
                            New York, New York 10012
                             Attention: Kelly Sumner
                            Telephone: (212) 334-6633

     You should rely only on the information contained in, or incorporated by reference into, this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with additional or different information. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference is accurate as of any date other than the date of those documents.

     You may also obtain from the SEC a copy of the Registration Statement and exhibits that we filed with the SEC when we registered the shares of common stock. The Registration Statement may contain additional information that may be important to you.

         We have filed a registration statement on Form S-3 with the SEC under the Securities Act with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a registration statement, does not contain all of the information set forth in the registration statement, certain portions of which have been omitted in accordance with the SEC's rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document which is filed as an exhibit to the registration statement. The registration statement may be inspected without charge at the public reference facilities maintained by the SEC, and copies of such materials can be obtained from the Public Reference Section of the SEC at prescribed rates.

                           FORWARD-LOOKING STATEMENTS

         We make statements in this prospectus and the documents incorporated by reference that are considered forward-looking statements under the federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The words "anticipate," "believe," "may," "estimate," "expect," and similar expressions, and variations of such terms or the negative of such terms, are intended to identify such forward-looking statements.

         All forward-looking statements are subject to certain risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Important factors that could cause or contribute to such difference include those discussed under "Risk Factors" in this Prospectus and in our Annual Report on Form 10-K, as amended. You should not place undue reliance on such forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the information set forth under "Risk Factors" in this prospectus.

                              ABOUT THIS PROSPECTUS

         When we refer to "we," "our" and "us" in this prospectus, we mean Take-Two Interactive Software, Inc., excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries. When we refer to "you" or "yours," we mean the offerees or holders of the applicable shares of common stock.

                    ABOUT TAKE-TWO INTERACTIVE SOFTWARE, INC.

         We are a leading global developer, publisher and distributor of interactive software games designed for PCs and video game consoles manufactured by Sony, Nintendo and Microsoft.

         We were incorporated in the state of Delaware in September 1993. Our principal executive offices are located at 575 Broadway, New York, New York 10012, and our telephone number is (212) 334-6633.

                                  RISK FACTORS

         You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision.

         The Market for Interactive Entertainment Software Is Characterized by Short Product Life Cycles and Our Profitability Depends on Our Ability to Continually Introduce New Products That Achieve Market Acceptance.

         The interactive entertainment software market is characterized by short product life cycles and frequent introduction of new products. We believe that our success is dependent on the production of successful titles on a continuous basis. New products introduced by us may not achieve significant market acceptance or achieve sufficient sales to permit us to recover development and associated costs. Historically, few interactive entertainment software products have achieved sustained market acceptance. A limited number of products have become popular and have accounted for a substantial portion of revenues in the industry. Even the most successful titles remain popular for only limited periods of time, often less than six months. The life cycle of a game generally consists of a relatively high level of sales during the first few months after introduction followed by a decline in sales. Because revenues associated with the initial shipments of a new product generally constitute a high percentage of the total revenues associated with the life of a product, any delay in the introduction of one or more new products could harm our operating results. Additionally, because we introduce a relatively limited number of new products in a given period, the failure of one or more of our products to achieve market acceptance could result in losses.


         A Significant Portion Of Our Revenues Are Derived From A Limited Number Of Titles.

         For the year ended October 31, 1999, our ten largest selling titles accounted for approximately 33.5% of our revenues, with Grand Theft Auto products accounting for approximately 18.7% of our revenues. Our ten largest selling titles accounted for approximately 14.8% of our revenues for the year ended October 31, 2000 and 32.1% of our revenues for the six months ended April 30, 2001, with Grand Theft Auto products accounting for approximately 3.2% of our revenues for the year ended October 31, 2000 and 1.5% of our revenues for the six months ended April 30, 2001. Our future titles may not be commercially viable. We also may not be able to release new titles within scheduled release times or at all. If we fail to continue to develop and sell new, commercially successful titles, our revenues and profits may decrease substantially and we may incur losses.

         Our Quarterly Operating Results May Vary Significantly, Which Could Cause Our Stock Price to Decline.

         We have experienced and may continue to experience wide fluctuations in quarterly operating results. The interactive entertainment industry is highly seasonal, with sales typically higher during the fourth and first calendar quarters, due primarily to the increased demand for games during and immediately following the holiday buying season. Our failure or inability to introduce products on a timely basis to meet seasonal fluctuations in demand will harm our business and operating results. These fluctuations could also cause our stock price to decline. Other factors that cause fluctuations include:

         o        delays in the introduction of new titles;
         o        the size and timing of product and corporate acquisitions;
         o variations in sales of titles designed to operate on particular platforms;
         o development and promotional expenses relating to the introduction of new titles, sequels or enhancements of existing titles;
         o        projected and actual changes in platforms;
         o the timing and success of title introductions by our competitors;
         o        product returns;
         o        the accuracy of retailers' forecasts of consumer demand; and
         o        the timing of orders from major customers.

         Our expense levels are based, in part, on our expectations regarding future sales and therefore, our operating results would be harmed by a decrease in sales or a failure to meet our sales expectations. The uncertainties associated with interactive entertainment software development, lengthy manufacturing lead times, production delays and the approval process for products by hardware manufacturers and other licensors make it difficult to predict the quarter in which our products will ship and therefore, may cause us to fail to meet financial expectations. In future quarters our operating results may fall below the expectations of securities analysts and investors. In this event, the trading price of our common stock could significantly decline.

         The Interactive Entertainment Software Industry Is Cyclical, And We May Fail To Anticipate Changing Consumer Preferences.

         Our business is subject to all of the risks generally associated with the interactive entertainment software industry, which has been cyclical in nature and has been characterized by periods of significant growth followed by rapid declines. Our future operating results will depend on numerous factors beyond our control, including:

         o the popularity, price and timing of new software and hardware platforms being released and distributed by us and our competitors;
         o international, national and regional economic conditions, particularly economic conditions adversely affecting discretionary consumer spending;
         o        changes in consumer demographics;
         o        the availability of other forms of entertainment; and
         o critical reviews and public tastes and preferences, all of which change rapidly and cannot be predicted.

         In order to plan for acquisition and promotional activities, we must anticipate and respond to rapid changes in consumer tastes and preferences. A decline in the popularity of interactive entertainment software or particular platforms could cause sales of our titles to decline dramatically. The period of time necessary to develop new game titles, obtain approvals of manufacturers and produce CD-ROMs or game cartridges is unpredictable. During this period, consumer appeal of a particular title may decrease, causing projected sales to decline.

         Rapidly Changing Technology And Platform Shifts Could Hurt Our Operating Results.

         The interactive entertainment industry in general is associated with rapidly changing technology, which often leads to software and platform obsolescence and significant price erosion over the life of a product. The introduction of new platforms and technologies can render existing software obsolete or unmarketable. We expect that as more advanced platforms are introduced, consumer demand for software for older platforms will decline. In addition, a broad range of competing and incompatible emerging technologies may lead consumers to postpone buying decisions until a particular hardware platform gains widespread acceptance. As a result, our titles developed for such platforms may not generate sufficient sales to make such titles profitable. Obsolescence of software or platforms could leave us with increased inventories of unsold titles and limited amounts of new titles to sell to consumers which would have a material adverse effect on our operating results.

         We need to anticipate technological changes and continually adapt our new titles to emerging platforms to remain competitive in terms of price and performance. Our success depends upon our ability and the ability of third-party developers to adapt software to operate on and to be compatible with various hardware platforms. Generally, because of the length of the development cycle, our development efforts must begin well in advance of the release of new hardware platforms in order to introduce titles on a timely basis with the release of such hardware platforms. Further, we have no control over the release dates of new hardware platforms or the number of units that will be shipped upon such release. It is difficult to ensure that our schedule for releasing new titles will coincide with the release of the corresponding hardware platforms. A number of software publishers who compete with us have developed or are currently developing software for use by consumers over the Internet. Future increases in the availability of such software or technological advances in such software or the Internet could result in a decline in platform-based software and impact our sales. Direct sales of software by major manufacturers over the Internet would adversely affect our distribution business.

         Next-Generation Hardware Platforms On Which We Have Based Our Business Strategy May Not Achieve Significant Market Acceptance.

         Our software development efforts with respect to new hardware platforms may not lead to marketable titles or titles that generate sufficient revenues to recover their development and marketing costs, especially if a new hardware platform does not reach a significant level of market acceptance. This risk may increase in the future, as continuing increases in development costs require corresponding increases in net sales in order for us to maintain profitability.

         We have devoted and will continue to devote significant development and marketing resources on products designed for next-generation video game systems, such as the PlayStation2, that have not yet achieved large installed bases. We released several titles for the PlayStation2 and have additional titles under development for this platform. If PlayStation2 does not achieve wide acceptance by consumers or Sony is unable to ship a significant number of PlayStation2 units in a timely fashion, or if the sale of our titles fails to meet our expectations, we will have spent a substantial amount of our resources for developing products for this platform without corresponding revenues, which could result in losses. We are also devoting development resources on products designed for Microsoft's Xbox and Nintendo's GameCube, which have not yet been commercially introduced. If fewer than expected units of a new hardware platform are produced or shipped, such as recently occurred with PlayStation2, we may experience lower than expected sales for these platforms.

         Our Business Is Dependent On Licensing And Publishing Arrangements With Third-Parties.

         Our success depends on our ability to identify and develop new titles on a timely basis. We have entered into agreements with third-parties to acquire the rights to publish and distribute interactive entertainment software. These agreements typically require us to make advance payments, pay royalties and satisfy other conditions. Our advance payments may not be sufficient to permit developers to develop new software successfully. In addition, software development costs, promotion and marketing expenses and royalties payable to software developers have increased significantly in recent years and reduce the potential profits derived from sales of our software. Future sales of our titles may not be sufficient to recover advances to software developers, and we may not have adequate financial and other resources to satisfy our contractual commitments. If we fail to satisfy our obligations under these license agreements, the agreements may be terminated or modified in ways that may be burdensome to us.

         Returns of Our Titles and Markdown Allowances May Adversely Affect Our Operating Results.

         We are exposed to the risk of product returns and markdown allowances with respect to our customers. Although our distribution arrangements with retailers generally do not give them the right to return titles to us or to cancel firm orders, our arrangements with retailers for published titles require us to accept returns for stock balancing, markdowns or defects. We sometimes negotiate accommodations to retailers, including price discounts, credits and returns, when demand for specific titles falls below expectations. We establish a reserve for future returns of published titles at the time of sales, based primarily on these return policies and historical return rates, and we report our revenues net of returns.

         Decreased demand for products compatible with older hardware platforms may result in a higher level of markdown allowances. In addition, if new platforms do not achieve market acceptance, we may be required to grant markdown allowances to maintain our relationships with retailers and access to distribution channels.

         Our sales returns and allowances were $25,147,000 for the year ended October 31, 1999, $40,162,000 for the year ended October 31, 2000 and $28,283,000 for the six months ended April 30, 2001. If return rates and markdown allowances for our published titles significantly exceed our reserves, our net revenues will decline and we could incur losses.

         The Interactive Entertainment Software Industry Is Highly Competitive.

         We compete for both licenses to properties and the sale of interactive entertainment software with Sony, Nintendo and Sega, each of which is the largest developer and marketer of software for its platforms. Sony and Nintendo currently dominate the industry and have the financial resources to withstand significant price competition and to implement extensive advertising campaigns, particularly for prime-time television. These companies may also increase their own software development efforts or focus on developing software products for third-party platforms.

         In addition, we compete with domestic public and private companies, international companies, large software companies and media companies. Many of our competitors have far greater financial, technical, personnel and other resources than we do, and many are able to carry larger inventories, adopt more aggressive pricing policies and make higher offers to licensors and developers for commercially desirable properties than we can.

         Competition in the entertainment software industry is largely based upon:

         o        product quality and features;
         o        brand name recognition;
         o        access to distribution channels;
         o        effectiveness of marketing;
         o        product reliability and ease of use; and
         o        price.

         As competition in the entertainment software industry increases, our cost of acquiring licenses for popular properties is likely to increase, possibly resulting in reduced margins. Prolonged price competition, increased licensing costs or reduced operating margins would cause our profits to decrease significantly.

         Our titles also compete with other forms of entertainment such as motion pictures, television and audio and video cassettes featuring similar themes, online computer programs and forms of entertainment which may be less expensive or provide other advantages to consumers.

         Increased Competition For Limited Shelf Space And Promotional Support From Retailers Could Affect The Success Of Our Business And Require Us To Incur Greater Expenses To Market Our Titles.

         Retailers typically have limited shelf space and promotional resources, and competition is intense among an increasing number of newly introduced interactive entertainment software titles for adequate levels of shelf space and promotional support. Competition for retail shelf space is expected to increase, which may require us to increase our marketing expenditures just to maintain current levels of sales of our titles. Competitors with more extensive lines and popular titles frequently have greater bargaining power with retailers. Accordingly, we may not be able to achieve the levels of support and shelf space that such competitors receive.

         Rating Systems For Interactive Entertainment Software, Potential Legislation And Consumer Opposition Could Inhibit Sales Of Our Products.

         Trade organizations within the video game industry requires interactive entertainment software publishers to provide consumers with information relating to graphic violence or sexually explicit material contained in software titles. Certain countries have also established similar rating systems as prerequisites for sales of interactive entertainment software in such countries. In some instances, we may be required to modify our products to comply with the requirement of such governmental entities, which could delay the release of those products in such countries. We believe that we comply with such rating systems and display the ratings received for our titles. Our software titles receive a rating of "G" (all ages) or "T" (age 13 and over), although we expect that many of our newer titles will receive a rating of "M" (age 18 and over), which may limit the potential markets for these titles. Certain retailers, such as Kmart, Sears, Target Stores and Wal-Mart, have generally declined to sell interactive entertainment software containing graphic violence or sexually explicit material.

         Several proposals have been made for federal legislation to regulate the interactive entertainment software, motion picture and recording industries, including a proposal to adopt a common rating system for interactive entertainment software, television and music containing violence and sexually explicit material and an inquiry by the Federal Trade Commission with respect to the marketing of such material to minors has been initiated. Consumer advocacy groups have also opposed sales of interactive entertainment software containing graphic violence and sexually explicit material by pressing for legislation in these areas and by engaging in public demonstrations and media campaigns. If any groups were to target our titles, we might be required to significantly change or discontinue a particular title.

         We Cannot Publish Our Interactive Entertainment Software Titles Without The Approval Of Hardware Manufacturers.

         We are required to obtain a license to develop and publish titles for each hardware platform for which we develop and publish titles. Our existing hardware platform licenses for Sony's PlayStation and PlayStation2, Nintendo's Game Boy Color, Game Boy Advance and GameCube, Nintendo 64 and Microsoft's Xbox require that we obtain approval for the publication of new titles on a title-by-title basis. As a result, the number of titles we are able to publish for these hardware platforms, along with our ability to time the release of these titles and, accordingly, our revenues from titles for these hardware platforms, may be limited. If any manufacturer chooses not to renew or extend our license agreement at the end of its current term, or if the manufacturer were to terminate our license for any reason, we would be unable to publish additional titles for that manufacturer's hardware platform.

         License agreements relating to these rights generally extend for a term of three years. The agreements are terminable upon the occurrence of a number of factors, including: (1) breach of the agreement by us; (2) our bankruptcy or insolvency; or (3) our entry into a relationship with, or acquisition by, a competitor of the manufacturer. We cannot assure you that we will be able to obtain new or maintain existing licenses on acceptable terms, or at all.

         Sony, Nintendo and Sega are the sole manufacturers of the titles we publish under license from them. Each platform license provides that the manufacturer may raise prices for the titles at any time and grants the manufacturer substantial control over the release of new titles. The relatively long manufacturing cycle for cartridge-based titles for the Nintendo platform (from 30 to 45 days) requires us to accurately forecast retailer and consumer demand for our titles far in advance of sales. Nintendo cartridges are also more expensive to manufacture than CD-ROMs, resulting in greater inventory risks for those titles. Each of these manufacturers also publishes software for its own platforms and manufactures titles for all of its other licensees and may choose to give priority to its own titles or those of other publishers if it has insufficient manufacturing capacity or if there is increased demand.

         In addition, these manufacturers may not have sufficient production capacity to satisfy our scheduling requirements during any period of sustained demand. If manufacturers do not supply us with finished titles on favorable terms without delays, our operations would be materially interrupted, and we would be unable to obtain sufficient amounts of our product to sell to our customers. If we cannot obtain sufficient product amounts, our revenues will decline and we could incur losses.

         We May Not Be Able To Protect Our Proprietary Rights Or Avoid Claims That We Infringe On The Proprietary Rights Of Others.

         We develop proprietary software and technologies and have obtained the rights to publish and distribute software developed by third-parties. We attempt to protect our software and production techniques under copyright, trademark and trade secret laws as well as through contractual restrictions on disclosure, copying and distribution. We do not hold any patents.

         Interactive entertainment software is susceptible to unauthorized copying. Unauthorized third-parties may be able to copy or to reverse engineer our software to obtain and use programming or production techniques that we regard as proprietary. In addition, our competitors could independently develop technologies substantially equivalent or superior to our technologies.

         As the amount of interactive entertainment software in the market increases and the functionality of this software further overlaps, we believe that interactive entertainment software will increasingly become the subject of claims that such software infringes the copyrights or patents of others. From time to time, we receive notices from third-parties alleging infringement of their proprietary rights. Although we believe that our software and technologies and the software and technologies of third-party developers and publishers with whom we have contractual relations do not and will not infringe or violate proprietary rights of others, it is possible that infringement of proprietary rights of others may occur. Any claims of infringement, with or without merit, could be time-consuming, costly and difficult to defend.

         We Are Dependent Upon Licenses To Properties Originated And Owned By Third Parties For The Development Of Our Titles.

         Certain of our titles, such as those from our Austin Powers series currently in development, are based upon entertainment properties licensed from third-parties. Numerous companies compete intensely for such properties, and we cannot assure you that we will be able to obtain new licenses, or renew existing ones, on reasonable terms, if at all. If we are unable to obtain licenses for the properties which we believe offer significant consumer appeal, we would be required to develop additional titles internally or forego future product offerings. Certain of our own titles may require significantly greater marketing expense in order to establish brand identity.

         We Are Dependent On Third-Party Software Developers To Complete Many Of Our Titles.

         We rely on third-party software developers for the development of a significant number of our titles. Quality third-party developers are continually in high demand. For this reason, third-party software developers who have developed titles for us in the past may not be available to develop software for us in the future. Due to the limited number of third-party software developers and the lack of control that we exercise over them, these developers may not be able to complete titles for us on a timely basis or within acceptable quality standards, if at all.

         We depend on third-party software developers and our internal development studios to develop new interactive entertainment software within anticipated release schedules and cost projections. In addition, the development cycle for new titles is long, typically ranging from twelve to twenty-four months. After development of a product, it may take between six to twelve additional months to develop the product for other hardware platforms. If developers experience financial difficulties, additional costs or unanticipated development delays, we will not be able to release titles according to our schedule and may incur losses.

         Our Software Is Susceptible To Errors Which Can Harm Our Financial Results And Reputation.

         The software incorporated into our products may contain defects or errors which do not become apparent until after commercial introduction. Remedying such errors may delay our plans, cause us to incur additional costs and adversely affect our operations.

         The technological advancements of the new hardware platforms also allow more complex software products. As software products become more complex, the risk of undetected errors in products when first introduced increases. If, despite testing, errors are found in new products or releases after shipments have been made, we could experience a loss of or delay in timely market acceptance, product returns, loss of revenues and damage to our reputation.

         The Costs Of Developing And Marketing Products For New Interactive Entertainment Hardware Platforms May Be Substantial And Could Harm Our Operating Results.

         The costs associated with the introduction of products for new hardware platforms, such as Nintendo's GameCube, Sony's PlayStation2 and Microsoft's Xbox, could harm our operating results. We anticipate that it will be more costly to develop titles for new hardware platforms and believe the costs of developing and publishing titles for these hardware platforms may require greater financial and technical resources than prior development and publishing efforts. Additionally, during periods of new technology and platform introductions, forecasting our revenues and earnings is more difficult than in more stable or rising product markets.

         Our Distribution Business Is Subject To Intense Competition, Both In The U.S. And Internationally.

         Our distribution business operates in a highly competitive environment, both in the United States and internationally. The intense competition that characterizes our industry is based primarily on:

         o        breadth, availability and quality of product lines;
         o        price;
         o        terms and conditions of sale;
         o        credit terms and availability;
         o        speed and accuracy of delivery; and
         o        effectiveness of sales and marketing programs.

         Our competitors include regional, national and international distributors, as well as hardware manufacturers and software publishers. We may lose market share in the United States or in international markets, or, be forced in the future to reduce our prices in response to the actions of our competitors, and thereby experience a reduction in our gross margins.

         Gross Margins Relating To Our Distribution Business Have Been Historically Narrow, Which Increases The Impact Of Variations In Costs On Our Operating Results.

         As a result of intense price competition in the console hardware and software distribution industry, our gross margins have historically been narrow and we expect them to continue to be narrow in the future. We receive purchase discounts from suppliers based on various factors, including volume purchases. These purchase discounts directly affect gross margins. It may become more difficult for us to achieve the percentage growth in sales required for larger discounts due to the current size of our revenue base. A decrease in revenues could also negatively affect the level of volume discounts received from our suppliers.

         A significant percentage of our revenues relates to products sold to us by relatively few manufacturers or publishers. They each have the ability to make rapid and significantly adverse changes in their sales terms and conditions, such as reducing the amount of price protection and return rights as well as reducing the level of purchase discounts they make available to us. Our inability to pass through to our customers the impact of these changes could have a negative impact on our gross margins. A decline in gross margins could have a material adverse effect on our business and could result in losses.

         We May Not Be Able To Adequately Adjust Our Cost Structure In A Timely Fashion In Response To A Sudden Decrease In Demand.

         A significant portion of our selling and general and administrative expense is comprised of personnel, facilities and costs of invested capital. Historically, we have attempted to monitor and control growth in operating costs in relation to overall revenue growth to reduce operating costs as a percentage of revenues. Additionally, we have continued to pursue and implement process and organizational changes to provide sustainable operating efficiencies. However, in the event of a significant decline in revenues, we may not be able to exit facilities, reduce personnel, or make other significant changes to our cost structure without significant disruption to our operations or without significant termination and exit costs. Management may not be able to implement such actions, if at all, in a timely manner to offset an immediate shortfall in revenues and gross profit.

         Our Distribution Business Is Dependent On Suppliers To Maintain An Adequate Supply Of Products To Fulfill Customer Orders On A Timely Basis.

         Our ability to obtain particular products in required quantities and to fulfill customer orders on a timely basis is critical to our success. In most cases, we have no guaranteed price or delivery agreements with suppliers. In certain product categories, limited price protection or return rights offered by manufacturers may have a bearing on the amount of product we may be willing to purchase. The console hardware industry experiences significant product supply shortages from time to time due to the inability of certain manufacturers to supply certain products on a timely basis. As a result, we have experienced, and may in the future continue to experience, short-term hardware inventory shortages. In addition, manufacturers who currently distribute their products through us may decide to distribute, or to substantially increase their existing distribution, through other distributors, or directly to retailers. In the case of software, alternative means of distribution have emerged, such as electronic distribution. We cannot assure you that suppliers will be able to maintain an adequate supply of products to fulfill our customer orders on a timely basis or that we will be able to obtain particular products or that products currently offered by suppliers will continue to be available.

         We Are Subject To The Risk That Our Inventory Values May Decline And Protective Terms Under Supplier Arrangements May Not Adequately Cover The Decline In Values.

         The interactive entertainment software and hardware industry is subject to rapid technological change, new and enhanced generations of products, and evolving industry standards. These changes may cause inventory to decline substantially in value or to become obsolete. We are also exposed to inventory risk to the extent that supplier price protections are not available on all products or quantities and are subject to time restrictions. In addition, suppliers may become insolvent and unable to fulfill price protection obligations. We are dependent on independent shipping companies for the delivery of our products.

         We Rely On Arrangements With Independent Shipping Companies For The Delivery Of Our Products.

         The termination of our arrangements with one or more of these independent shipping companies, or the failure or inability of one or more of these independent shipping companies to deliver products from suppliers to us or products from us to our customers could adversely affect our results of operations.

         Our Rapid Expansion And Acquisitions May Strain Our Operations.

         We have expanded through internal growth and acquisitions, which have placed and may continue to place a significant strain on our management, administrative, operational, financial and other resources. We have released a significant number of titles on new platforms, expanded our publishing and distribution operations, increased our advances to developers and payments to manufacturers, enlarged our work force and expanded our presence in international markets. To successfully manage this growth, we must continue to implement and improve our operating systems as well as hire, train and manage a substantial and increasing number of management, technical, marketing, administrative and other personnel. We may be unable to effectively manage expanded operations which are geographically dispersed.

         We May Not Be Able To Successfully Make Acquisitions Of Or Investments In Other Companies.

         Since 1998, we have acquired more than 25 complementary products and or companies. In the future, we may acquire or make investments in complementary businesses, products, services or technologies. From time to time we have had discussions with companies regarding our acquiring, or investing in, their businesses, products, services or technologies. We cannot assure you that we will be able to identify suitable acquisition or investment candidates. Even if we do identify suitable candidates, we cannot assure you that we will be able to make acquisitions or investments on commercially acceptable terms. If we buy a company, we could have difficulty in integrating the company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. If we make other types of acquisitions, we could have difficulty in integrating the acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations due to accounting requirements such as amortization of goodwill. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders.

         A Limited Number Of Customers May Account For A Significant Portion Of Our Sales.

         Sales to our five largest customers accounted for approximately 22.4% of our revenues for the year ended October 31, 1998, 24.5% of our revenues for the year ended October 31, 1999, 20.0% of our revenues for the year ended October 31, 2000 and 23.2% of our revenues for the six months ended April 30, 2001. Our customers may terminate their relationship with us at any time. The loss of our relationships with principal customers or a decline in sales to principal customers could harm our operating results.

         We Have Significant Debt Obligations Which Could Harm Our Business.

         We have incurred substantial indebtedness in order to finance our expanded operations, which require significant amounts of capital. The degree to which we are leveraged could adversely affect our ability to obtain additional financing and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will depend on our future performance, which will be subject to financial, business, and other factors affecting our operations, many of which are beyond our control. As of April 30, 2001, $63,016,000 was outstanding under a line of credit agreement between us and a group of lenders led by Bank of America, N.A., as agent. This line of credit provides for borrowings of up to $75,000,000. Borrowings under the line of credit with Bank of America are collateralized by our accounts receivable, inventory, equipment, general intangibles, securities and other personal property, including the capital stock of our domestic subsidiaries. The loan agreement contains certain financial covenants and limits or prohibits us, subject to certain exceptions, from declaring or paying cash dividends, merging or consolidating with another corporation, selling assets (other than in the ordinary course of business), creating liens and incurring additional indebtedness. If we default on our obligations, the banks could elect to declare our indebtedness to be due and payable and foreclose on our assets. Our UK subsidiary also has outstanding indebtedness of $14,614,000 at April 30, 2001.

         We Are Subject To Credit And Collection Risks.

         Our sales are typically made on credit, with terms that vary depending upon the customer and the demand for the particular title being sold. We do not hold any collateral to secure payment by our customers. As a result, we are subject to credit risks, particularly in the event that any of our receivables represent sales to a limited number of retailers or are concentrated in foreign markets. If we are unable to collect on accounts receivable as they become due and such accounts are not covered by insurance, it could adversely affect our financial condition. Our accounts receivable, less an allowance for doubtful accounts and product returns, at April 30, 2001 were $104,219,000.

         We Are Subject To Risks And Uncertainties Of International Trade.

         Sales in international markets, primarily in the United Kingdom and other countries in Europe and the Pacific Rim, have accounted for a significant portion of our revenues. Sales in international markets accounted for approximately 21.6% of our revenues for the year ended October 31, 1998, 34.6% of our revenues for the year ended October 31, 1999, 29.4% of our revenues for the year ended October 31, 2000 and 26.2% of our revenues for the six months ended April 30, 2001. We are subject to risks inherent in foreign trade, including:

         o        increased credit risks;
         o        tariffs and duties;
         o        fluctuations in foreign currency exchange rates;
         o        shipping delays; and

         o international political, regulatory and economic developments, all of which can have a significant impact on our operating results.

        All our international sales are made in local currencies. For the six months ended April 30, 2001, our foreign currency translation adjustment loss was $520,000. We purchase currency forward contracts to a limited extent to seek to minimize an explosive to fluctuations in foreign currency exchange rates.

         We Are Dependent Upon Our Key Executives And Personnel.

         Our success is largely dependent on the personal efforts of certain key personnel. The loss of the services of one or more of these key employees could adversely affect our business and prospects. Our success is also dependent upon our ability to hire and retain additional qualified operating, marketing, technical and financial personnel. Competition for qualified personnel in the interactive entertainment software industry is intense, and we may have difficulty hiring or retaining necessary personnel in the future. If we fail to hire and retain necessary personnel as needed, our business will be significantly impaired.

         Our Stock Price Has Experienced And Is Likely To Continue To Experience Significant Price And Volume Fluctuations.

         The market price of our common stock has fluctuated in the past and is likely to continue to be highly volatile and could be subject to wide fluctuations. In addition, the stock market has experienced extreme price and volume fluctuations. Disclosures of our operating results, announcements of various events by us or our competitors and the developing and marketing of new titles affecting the interactive entertainment software industry may cause the market price of our common stock to change significantly over short periods of time. Sales of shares under this prospectus may have a depressive effect on the market price of our common stock. Investors may be unable to resell their shares of our common stock at or above the purchase price.

         If Our Stock Price Is Volatile, We May Become Subject To Securities Litigation Which Is Expensive And Could Result In A Diversion Of Resources.

         In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may also become involved in this type of litigation. Litigation is often expensive and diverts management's attention and resources, which could materially and adversely affect our business, financial condition and results of operations.

         Future Sales Of Our Common Stock May Affect The Market Price Of Our Common Stock.

         As of August 2, 2001, we had 36,578,221 shares of common stock outstanding, excluding 4,192,795 shares subject to options and warrants outstanding as of such date. We cannot predict the effect, if any, that future sales of common stock or the availability of shares of common stock for future sale, will have on the market price of common stock prevailing from time to time. We may grant registration rights in connection with acquisitions of businesses and products. Sales of substantial amounts of common stock (including shares issued upon the exercise of stock options), or the perception that such sales could occur, may materially and adversely affect prevailing market prices for common stock.

         Anti-Takeover Provisions In Our Charter Documents And In Delaware Law Could Prevent Or Delay A Change In Control And, As A Result, Negatively Impact Our Stockholders.

         Certain provisions of our Certificate of Incorporation and By-Laws may have the effect of discouraging a third party from making an acquisition proposal for us. This could inhibit a change in control in circumstances that could give our stockholders the opportunity to realize a premium over the then prevailing market price of our common stock. These provisions may also adversely affect the market price for our common stock.

                                 USE OF PROCEEDS


         We will not receive any proceeds from the sale of shares by the selling stockholders.

                               SELLING STOCKHOLDERS

         On July 25, 2001, the Company priced and agreed to sell an aggregate of 1,300,000 shares of its common stock through Commerzbank Securities and Gerard Klauer Mattison & Co., Inc. at an approximately 8-1/2% discount to the closing price of our common stock on July 24, 2001. The following table sets forth certain information with respect to the selling stockholders. The selling stockholders do not have a material relationship with us.


                                 Shares                               Shares Beneficially    Percentage of Shares
                            Beneficially Owned   Shares to be Sold       Owned After          Beneficially Owned
Selling Stockholders        Prior to Offering     in the Offering          Offering             After Offering
--------------------        -----------------    -----------------    -------------------    ---------------------
GLG Investment Fund             1,000,000            1,000,000                  --                   --
MAC & Co. (1)                     117,900               57,300              60,600                    *
Chartwater & Co. (1)               17,300                8,400               8,900                    *
Ell & Co. (1)                      53,900               26,200              27,700                    *
Hare & Co. (1)                     66,400               32,300              34,100                    *
Kale & Co. (1)                    139,200               67,500              71,700                    *
Maril & Co. (1)                    16,300                7,900               8,400                    *
Marinerock & Co. (1)               84,600               41,000              43,600                    *
Pitt & Co. (1)                    122,400               59,400              63,000                    *


-------------------
(1) Investment advisory clients of Zurich Scudder Investments

* Less than one percent.

     This table assumes the sale of all of the shares offered.

                              PLAN OF DISTRIBUTION

      We have agreed to pay all expenses in connection with the registration of the shares of common stock for sale by the selling stockholders. The selling stockholders will bear all brokerage commissions and similar selling expenses, if any, attributable to sales of their shares. Sales of shares may be effected by the selling stockholders from time to time in one or more types of transactions, any of which may involve crosses and block transactions, made on Nasdaq, in the over-the-counter market, on a national securities exchange, in privately negotiated transactions or otherwise or in a combination of such transactions at prices and at terms and market prices prevailing at the time of sale or at privately negotiated prices. These transactions may or may not involve brokers or dealers.

      Without limiting the generality of the foregoing, the shares may be sold in one or more of the following types of transactions: (a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resale. In addition, any shares covered by this prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act or Rule 144 promulgated thereunder may be sold under such provisions rather than pursuant to this prospectus.

      Brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling stockholders in amounts to be negotiated in connection with sales. Such brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions, discounts or concessions received by broker-dealers and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts or commissions under the Securities Act. Compensation to be received by broker-dealers and retained by the selling stockholders in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including any supplements, to any person who purchases any of the shares from or through such dealer or broker.

      During such time as they may be engaged in a distribution of the shares included in this prospectus, the selling stockholders are required to comply with Regulation M promulgated under the Securities Exchange Act. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

         It is possible that a significant number of shares may be sold under this prospectus. Accordingly, these sales or the possibility of such sales may have a depressive effect on the market price of our common stock.

     Limitations of Liability and Indemnification

         The General Corporation Law of the State of Delaware contains provisions permitting our directors and officers to be indemnified against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, as the result of an action or proceeding in which they may be involved by reason of having been a director or officer. Our Certificate of Incorporation includes a provision that limits the personal liability of our directors to us or our stockholders for monetary damages arising from a breach of their fiduciary duties as directors to the fullest extent now or hereafter permitted by the Delaware General Corporation Law. This provision does not prevent us or our stockholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

         Our Certificate of Incorporation provides that we shall indemnify our officers and directors to the maximum extent permitted from time to time under the Delaware General Corporation Law and requires us to advance expenses to any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as it may from time to time be in effect. In addition, our By-laws require us to indemnify, to the fullest extent permitted by law, any director, officer, employee or agent for acts which such person reasonably believes are not in violation of our corporate purposes as set forth in our Certificate of Incorporation. At present, the Delaware General Corporation Law provides that, in order to be entitled to indemnification, an individual must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests.

         Insofar as indemnification against liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling us pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                                  LEGAL MATTERS

      Morrison Cohen Singer & Weinstein LLP of New York, New York will pass upon the validity of the shares of common stock offered hereby.


                                     EXPERTS

      The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended October 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      We have not authorized any dealer, salesperson or any other person to give any information or to make any representations other than those contained in this prospectus. You must not rely on unauthorized information. This prospectus does not offer to sell or solicit an offer to buy securities in any jurisdiction in which it is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall imply that the information in this prospectus is correct as of any time after the date of this prospectus.


                                -----------------


                                TABLE OF CONTENTS
                                                          Page

Where You Can Find More Information.........................2
Forward Looking Statements .................................3
About Take-Two Interactive Software, Inc....................4
Risk Factors............................................... 4
Use of Proceeds............................................15
Selling Stockholders.......................................15
Plan of Distribution.......................................15
Limitations of Liability and Indemnification...............16
Legal Matters..............................................17
Experts....................................................17


                               1,300,000 Shares of

                                  Common Stock


                              TAKE-TWO INTERACTIVE
                                 SOFTWARE, INC.



                            -------------------------
                                   PROSPECTUS
                            -------------------------





                                  August , 2001

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         Expenses payable in connection with the issuance and distribution of the securities being registered (estimated except in the case of the registration fee) are as follows:

                                                                 Amount
                                                                 ------
Registration Fee                                                 $5,956

Printing                                                          1,000

Legal and Accounting Fees and Expenses                           25,000

Transfer Agents and Registrars Fees                               1,000

Miscellaneous                                                     2,044
                                                                -------

         TOTAL                                                  $35,000
                                                                =======
The above fees will be paid by the Company

Item 15.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law ("DGCL") contains provisions entitling the Company's directors and officers to indemnification from judgments, finds, amounts paid in settlement and reasonable expenses (including attorneys' fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Company. In its Certificate of Incorporation, the Company has included a provision that limits, to the fullest extent now or hereafter permitted by the DGCL, the personal liability of its directors to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the DGCL as current in effect, this provision limits a director's liability except where such director (i) breaches his duty of loyalty to the Company or its stockholders, (ii) fails to act in good faith or engaged in intentional misconduct or a knowing violation of law, (iii) authorizes payment of an unlawful dividend or stock purchase or redemption as provided in
Section 174 of the DGCL, or (iv) obtains an improper personal benefit. This provision does not prevent the Company or its stockholders from seeking equitable remedies, such an injunctive relief or rescission. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

         The Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Company shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as it may from time to time be in effect. In addition, the By-laws require the Company to indemnify, to the fullest extent permitted by law, any director, officer, employee or agent of the Company for acts which such person reasonably believes are not in violation of the Company's corporate purposes as set forth in the Certificate of Incorporation. At present, the DGCL provides that, in order to be entitled to indemnification, an individual must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company's best interests.


Item 16. Exhibits

(a)  Exhibits

Exhibit No.


5 Opinion of Morrison Cohen Singer & Weinstein LLP regarding legality of securities being registered.

23.1        Consent of PricewaterhouseCoopers LLP.

23.2        Consent of Morrison Cohen Singer & Weinstein LLP (included in
            Exhibit 5).

24 Power of Attorney included in the signature page of this registration statement.


Item 17.  Undertakings

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) For the purpose of determining any liability under the Securities Act of 1933, each filing of an annual report pursuant to
         Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
         1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of New York, State of New York, on the 3rd day of August, 2001.

                                TAKE-TWO INTERACTIVE SOFTWARE, INC.

                                By: /s/ Kelly Sumner
                                    ------------------------------------------
                                      Kelly Sumner, Chief Executive Officer

         Each person whose signature appears below hereby authorizes Kelly Sumner as his true and lawful attorney-in-fact with full power of substitution to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments thereto (including Registration Statements pursuant to Rule 462).

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


                       Signature                                   Title                              Date
                       ---------                                   -----                              ----
/s/ Ryan A. Brant                                   Chairman                                       August 3, 2001
----------------------------------------------
Ryan A. Brant


/s/ Kelly Sumner                                    Chief Executive Officer                        August 3, 2001
----------------------------------------------      (Principal Executive Officer) and Director
Kelly Sumner


/s/ James H. David, Jr.                             Chief Financial Officer                        August 3, 2001
----------------------------------------------      (Principal Financial and Accounting Officer)
James H. David Jr.

/s/ Paul Eibeler                                    President and Director                         August 3, 2001
----------------------------------------------
Paul Eibeler

/s/ Don Leeds                                       Director                                       August 3, 2001
----------------------------------------------
Don Leeds

                                                    Director                                       August _, 2001
----------------------------------------------
Oliver R. Grace, Jr.

/s/ Mark Lewis                                      Director                                       August 3, 2001
----------------------------------------------
Mark Lewis

                                                    Director                                       August _, 2001
----------------------------------------------
Robert Flug
